(Exhibit 11)

Phoenix Series Fund
101 Munson Street
Greenfield, MA  01301



Ladies and Gentlemen:

         We have acted as counsel to the Phoenix Series Fund (the "Trust") in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement") being filed by the Trust under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Phoenix Balanced Return Fund (the "Acquired Portfolio"), a series of the Phoenix-Engemann Funds (the "Funds"), and the Phoenix Balanced Fund (the "Acquiring Portfolio"), a series of the Trust, and the issuance of Class A, Class B and Class C Shares of beneficial interest of the Acquiring Portfolio in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Funds on behalf of the Acquired Portfolios and the Trust on behalf of the Acquiring Portfolio (the "Agreement and Plan of Reorganization"), in substantially the form to be included in the Registration Statement as Appendix A.

         We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Funds and the shareholders of the Acquired Portfolios will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Trust and the Funds.

         Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Trust, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.



                                                 Very truly yours,

                                                    /s/ Kevin J. Carr
                                                    Kevin J. Carr, Esq.
                                                    Vice President and Counsel